Exhibit 15.2

10/F, Tower B, CPIC Plaza, No. 28 Fengsheng Lane, Xicheng District, Beijing 100032, China

Tel: 86 10 5776 3888  Fax: 86 10 5776 3777

April 6, 2020

China Online Education Group

6th Floor Deshi Building North, Shangdi Street,

Haidian District, Beijing 100085,

People’s Republic of China

as the “Company”

Dear Sirs,

We consent to the references to our firm under the heading “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure— If the PRC government finds that the contractual arrangements that establish the structure for holding our ICP license do not comply with applicable PRC laws and regulations, we could be subject to severe penalties or be forced to relinquish our interests in those operations,” “Item 4. Information on the Company—C. Organizational Structure” and “Item 10. Additional Information—E. Taxation—people’s Republic of China Taxation” in China Online Education Group’s Annual Report on Form 20-F for the year ended December 31, 2019 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on April 6, 2020, and further consent to the incorporation by reference of the summary of our opinion in the Annual Report under these captions into China Online Education Group’s registration statements on Form S-8 (File No. 333-213457) that was filed on September 2, 2016 and Form S-8 (No. 333-229055) that was filed on December 28, 2018. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm